                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
     [X]    Preliminary Proxy Statement                        [ ]    Confidential, for Use of the Commission Only
     [ ]    Definitive Proxy Statement                                (as permitted by Rule 14a-6(e)(2))
     [ ]    Definitive Additional Materials
     [ ]    Soliciting Material Pursuant to Rule 14a-11(c)
            or Rule 14a-12

                               CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

------------------------------------------------------------------------------------------------------------------
                              (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------------------------------------------
                     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X]    No fee required.
     [ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
                           (1)    Title of each class of securities to which transaction applies:  N/A

                           (2)    Aggregate number of securities to which transaction applies:  N/A

                           (3)    Per unit price or other underlying value of transaction computed pursuant to
                                  Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

                           (4)    Proposed maximum aggregate value of transaction:  N/A

                           (5)    Total fee paid:  $0

     [ ]    Fee paid previously with preliminary materials:  N/A

     [ ]    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                           (1)    Amount Previously Paid:

                           (2)    Form, Schedule or Registration Statement No.:

                           (3)    Filing Party:

                           (4)    Date Filed:

                     CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS


     The Annual General Meeting of Shareholders of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the "Company"), a Bermuda company, will be held at the offices of Conyers Dill & Pearman, Clarendon House, 2 Church Street, Hamilton, Bermuda, on May 15, 2002 at 10:00 A.M., for the following purposes:

                1. To elect eight directors to serve until the next Annual General Meeting of Shareholders;

                2. To consider and act upon an amendment to the Company's Bye-laws concerning the indemnification provided by the Company to the Company's current and former directors and officers;

                3. To consider and act upon an amendment to the Company's Bye-laws to authorize the Company's Board of Directors in its discretion and from time to time, to issue additional shares of the Company's Class A Common Stock, par value $0.08 per share, and Class B Common Stock, par value $0.08 per share to the Company's shareholders as a share dividend;

                4. To consider and act upon an amendment to the Company's Bye-laws authorizing the Company's Board of Directors to fill any vacancy in the office of the Company's auditors;

                5. To receive and adopt the financial statements of the Company for the Company's fiscal year ended December 31, 2001, together with the auditors' report thereon; and

                6. To appoint Arthur Andersen as auditors for the Company and to authorize the directors to approve their fee.


     The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders.

     Only shareholders of record at the close of business on April 1, 2002 are entitled to notice of and to vote at the meeting.


                                        By order of the Board of Directors,


                                        MICHAEL ASHFORD
                                        Secretary


Hamilton, Bermuda
April 18, 2002


IMPORTANT: THE PROMPT RETURN OF PROXIES WILL ENSURE THAT YOUR SHARES WILL BE VOTED. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                     CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

                          -----------------------------


           PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
                                  MAY 15, 2002

                          -----------------------------


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the "Company" or "CME"), a Bermuda company, for use at the Annual General Meeting of Shareholders of the Company (the "Meeting") to be held at Conyers Dill & Pearman, Clarendon House, 2 Church Street, Hamilton, Bermuda, on May 15, 2002, at 10:00 A.M., and at any adjournments thereof.

     Shareholders may vote their shares either by signing and returning the proxy card accompanying this Proxy Statement or by touch-tone telephone. Instructions for telephone voting are set forth on the accompanying proxy card. Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. Shareholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast on each matter to be voted upon at the Meeting constitutes a quorum as to each such matter. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the Meeting for quorum purposes, but abstentions and broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner or has discretionary power but elects not to exercise it.

     The registered office of the Company is located at Clarendon House, Church Street, Hamilton HM CX, Bermuda. Certain subsidiaries of Central European Media Enterprises Ltd. also maintain offices at Aldwych House, 71-91 Aldwych, London WC2B 4HN, England. The date on which this Proxy Statement and the enclosed form of proxy will be first sent to shareholders is on or about April 18, 2002.

     Shareholders of record of the Class A Common Stock, par value $.08 per share, of the Company (the "Class A Common Stock") at the close of business on April 1, 2002, shall be entitled to one vote for each share then held. Shareholders of record of the Class B Common Stock, par value $.08 per share, of the Company (the "Class B Common Stock") at the close of business on April 1, 2002 shall be entitled to ten votes for each share then held. The Class A Common Stock and the Class B Common Stock shall be voted on all matters presented as a single class. There were issued and outstanding at the close of business on April 1, 2002, 2,314,221 shares of Class A Common Stock and 991,842 shares of Class B Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 1, 2002 with respect to the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock and also sets forth certain information with respect to voting power and percentage of ownership as of April 1, 2002, by (i) each shareholder known by the Company to beneficially own more than 5% of any class of the Company's outstanding voting securities, (ii) each director of the Company, (iii) the Chief Executive Officer and the other executive officers of the Company and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person.

                                       BENEFICIAL OWNERSHIP OF               BENEFICIAL OWNERSHIP OF            COMMON STOCK
                                            CLASS A COMMON                        CLASS B COMMON                ------------
                                              STOCK (A)                               STOCK                  % OF            %
                                       -----------------------               ------------------------       VOTING         OWNER-
NAME OF BENEFICIAL OWNER                NUMBER        PERCENT                NUMBER          PERCENT       POWER(B)       SHIP(B)
------------------------                ------        -------                ------          -------       --------       -------
Ronald S. Lauder(1)(9).............     33,500(19)      1.4%                914,384(24)        91.0%        74.2%          28.5%
Frederic T. Klinkhammer............    114,125(20)      4.7                      --              --           *             3.3
Nicolas G. Trollope(2).............      2,112          *                        --              --           *              *
Jacob Z. Schuster..................        250(21)      *                        --              --           *              *
Mark Wyllie (3)....................     11,533(22)      *                        --              --           *              *
Marie-Monique Steckel..............        250(21)      *                        --              --           *              *
Alfred W. Langer...................        250(21)      *                        --              --           *              *
Charles R. Frank, Jr.                       --         --                        --              --           --             --
Herbert A. Granath                          --         --                        --              --           --             --
Robert E. Burke                             --         --                        --              --           --             --

All directors and executive
  officers as a group (10 persons).    162,020(23)      6.7                 914,384(24)        91.0          74.6           31.3

Vladimir A. Gousinsky (4) .........    520,789         22.5                      --              --          4.3            15.8
Mark A. Reily (5)(10) .............    422,212         18.2                      --              --          3.5            12.8
Curtis Alexander(5) (11)...........    297,787         12.9                      --              --          2.4            9.0
Media Group Investors L.P. (5) (12)    235,295         10.2                      --              --          1.9            7.1
Stephen L. Farley(6)(13)...........    231,318         10.0                      --              --          1.9            7.0
Labrador Partners L.P.(6)(14) .....    209,600          9.1                      --              --          1.7            6.3
ValueVest Management Company,
  LLC (7)(15) .....................    156,375          6.8                      --              --          1.3            4.7
ValueVest Partners, L.P.(7)(16)....    134,500          5.8                      --              --          1.1            4.1
Leonard A. Lauder (8)(17) .........         --         --                   171,069            17.2          14.0           5.2
EL/RSLG Media, Inc.(1)(18).........         --         --                    80,861             8.2          6.6            2.4


-----------------
 *  Less than 1.0%

(a) Does not include 991,842 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock for no additional consideration on a share-for-share basis.

(b) Represents the percentage of total voting power and the percentage ownership of the Class A Common Stock and the Class B Common Stock currently beneficially owned by each identified shareholder and all directors and executive officers as a group. The Class A Common Stock and the Class B Common Stock are the only authorized classes of the Company's capital stock with shares outstanding.

(1) The address of each of the shareholders indicated is Suite 4200, 767 Fifth Avenue, New York, New York 10153.

(2) These shares are owned beneficially by the Proverbs Trust of which Mr. Trollope and his wife are co-trustees and beneficiaries.

(3) These shares are owned beneficially by Mr. Wyllie and include 1,000 shares of Class A Common Stock owned by Anne Marie Hennessy, who is a member of Mr. Wyllie's household.

(4) Information in respect of the beneficial ownership of Mr. Vladimir A. Goussinsky (other than percentage ownership) is based upon a statement on Schedule 13D/A filed October 26, 1999 jointly by Mr.

         Goussinsky, Elemental Limited, Media Most Limited, Media Most B.V., Zao Media Most and Dr. Andre V. Tsimailo. The address of Mr. Goussinsky, Zao Media Most and Dr. Andre V. Tsimailo is ulitsa Novy Arbat 36, Moscow 121205 Russian Federation. The address of Elemental Limited and Media Most Limited is 57/63 Line Wall Road, Gibraltar. The address of Media Most B.V. is Locatellikade 1, 1076 AZ, Amsterdam Netherlands.

(5) Information in respect of the beneficial ownership of Mark A. Reily, Curtis Alexander and Media Group Investors L.P. (other than percentage ownership) is based upon a statement on Schedule 13G/A filed on February 13, 2002 jointly by such persons. The address of Mr. Reily is 260 Broadway, Suite 2-D, New York, New York 10013. The address of Mr. Alexander is 615 Boston Post Road, Suite 200, Sudbury, Massachusetts 01776. The address of Media Group Investors L.P. is 615 Boston Post Road, Suite 200, Sudbury, Massachusetts 01776.

(6) Information in respect of the beneficial ownership of Stephen L. Farley and Labrador Partners L.P. (other than percentage ownership) is based upon a statement on Schedule 13G/A filed on March 5, 2002 jointly by such persons. The address of Mr. Farley and Labrador Partners L.P. is 655 Third Avenue, Suite 2520, New York, New York 10017.

(7) Information in respect of the beneficial ownership of ValueVest Management Company, LLC and ValueVest Partners, L.P. (other than percentage ownership) is based upon a statement on Schedule 13G filed on September 1, 1999 jointly by such persons. The address of ValueVest Management Company, LLC and ValueVest Partners, L.P. is One Sansome Street, 39th Floor, San Francisco, California 94104.

(8) Information in respect of the beneficial ownership of Leonard A. Lauder (other than percentage ownership) is based upon a statement on Schedule 13D filed by him. The address of Mr. Leonard Lauder is c/o The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153.

(9) 15,004 of the shares of Class B Common Stock listed are owned directly by Ronald S. Lauder, 423,177 of the shares of Class B Common Stock are owned beneficially by RSL Investments Corporation, 284,062 of the shares of Class B Common Stock are owned beneficially by RSL Capital LLC and 72,223 of the shares of Class B Common Stock are owned beneficially by Duna Investments, Inc., all of which are owned by Mr. Lauder. 26,307 of the shares of Class B Common Stock are held by RAJ Family Partners L.P. and beneficially owned by Mr. Lauder, and 80,861 of the shares of Class B Common Stock are held by EL/RSLG Media, Inc., of which 50% of the common stock outstanding is beneficially owned by the 1995 Estee Lauder RSL Trust and beneficially owned by Mr. Lauder.

(10) 119,175 of these shares are owned directly by Mark A. Reily ("Reily"), 4,000 of these shares are owned by an IRA F/B/O Reily, 1,250 of these shares are owned by a SEP IRA F/B/O Reily, 235,295 of these shares are owned by Media Group Investors, L.P. which has a sole general partner, Media Group Management, Inc., of which Reily is a 75% shareholder and 62,492 of these shares are owned by Media Group Investments, Ltd., which has as its investment advisor Vercingetorix Corp., of which Reily is a 50% shareholder.

(11) 235,295 of these shares are owned by Media Group Investors, L.P. which has a sole general partner, Media Group Management, Inc., of which Alexander is a 25% shareholder. 62,492 of these shares are owned by Media Group Investments, Ltd., which has as its investment advisor Vercingetorix Corp. of which Alexander is a 50% shareholder.

(12) The shares owned by Media Group Investors L.P. ("MGI") are also included in the shares owned by Mark Reily and Curtis Alexander who are 75% and 25% shareholders respectively of Media Group Management, Inc., MGI's sole general partner.

(13) Includes (i) 209,600 shares reported as being beneficially owned by Labrador Partners L.P. and (ii) 21,718 shares reported as being beneficially owned by Farley Capital L.P. Mr. Farley is the managing general partner of each of Labrador Partners L.P. and Farley Capital L.P.

(14) These shares are also included in the shares reported as being beneficially owned by Stephen L. Farley, the managing general partner of Labrador Partners L.P.

(15) 134,500 of these shares are also included in the shares reported as being beneficially owned by ValueVest Partners, L.P. ValueVest Management Company, LLC is the general partner of ValueVest Partners, L.P.

(16) These shares are also included in the shares reported as being beneficially owned by ValueVest Management Company, LLC, the general partner of ValueVest Partners, L.P.

(17) 35,654 of the shares of Class B Common Stock listed are owned directly by Leonard A. Lauder, 80,861 of the shares of Class B Common Stock are held by EL/RSLG Media, Inc., of which 50% of the common stock outstanding is beneficially owned by the 1995 Estee Lauder LAL Trust, of which Leonard A. Lauder is a co-trustee and beneficiary and 54,554 of the shares of Class B Common Stock are held by LWG Family Partners L.P., a partnership whose managing partner is a corporation which is one-third owned by Mr. Lauder.

(18) These shares are also included in the shares reported as being beneficially owned by Ronald S. Lauder and Leonard A. Lauder.

(19) Includes 2,500 shares of Class A Common Stock underlying options which are currently exercisable at $184.00 per share and which expire on August 1, 2007. Does not include 750 shares of Class A Common Stock underlying options which are not currently exercisable and which will not become exercisable within 60 days, but which had an initial exercise price of $178.60 per share, which exercise price increases on the first day of each calendar quarter by one-quarter of 5.57% and which expire on June 8, 2008.

(20) Includes (i) 110,000 shares of Class A Common Stock underlying options which are currently exercisable at an exercise price per share of $11.875 and which expire on March 8, 2007 and (ii) 4,000 shares of Class A Common Stock underlying options which are currently exercisable at an exercise price per share of $1.25 and which expire on March 31, 2011. Does not include (i) 22,000 shares of Class A Common Stock underlying options with an exercise price per share of $11.875, which are not currently exercisable and which will not become exercisable within 60 days and which expire on March 8, 2007 and (ii) 8,000 shares of Class A Common Stock underlying options with an exercise price per share of $1.25 which are not currently exercisable and which will not become exercisable within 60 days and which expire on March 31, 2011.

(21) Consists of 250 shares of Class A Common Stock underlying options which will be exercisable at a price of $2.00 per share as of May 18, 2002 and which expire on May 18, 2011. Does not include 1,000 shares of Class A Common Stock underlying options which are not currently exercisable and which will not become exercisable within 60 days, but which have an exercise price of $2.00 per share and which expire on May 18, 2011.

(22) Includes 3,333 shares of Class A Common Stock underlying options which are currently exercisable at an exercise price per share of $1.25 per share and which expire on March 31, 2011. Does not include 6,667 shares Class A Common Stock underlying options with an exercise price per share of $1.25 which are not currently exercisable and which will not become exercisable within 60 days and which expire on March 31, 2011.

(23) Includes 120,583 shares of Class A Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days. Does not include 40,417 shares of Class A Common Stock underlying options which are not currently exercisable and which will not become exercisable within 60 days.

(24) Includes (i) 12,500 shares of Class B Common Stock underlying options which are currently exercisable at an exercise price of $191.416 per share and which expire on August 1, 2007, and (ii) 250 shares of Class B Common Stock underlying options which will be exercisable at a price of $2.10 per share as of May 19, 2002 and which expire on May 18, 2011. Does not include options for 1,000 shares of Class B Common Stock underlying options, which are not currently exercisable and which will not become exercisable within 60 days, but which have an exercise price of $2.10 per share and which expire on May 18, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file certain reports ("Section 16 Reports") with the Securities and Exchange Commission with respect to ownership and changes in ownership of the Common Stock and other equity securities of the Company. Based solely on the Company's review of the Section 16 Reports furnished to the Company and written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 2001, all filing requirements under
Section 16(a) applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis, with the exception of the initial Form 3 to be filed by Charles Frank after he became a director, which was filed late and the Form 4 to be filed by each of Frederic Klinkhammer and Mark Wyllie after a grant of options to each of them in April 2001, which was filed late.

                              ELECTION OF DIRECTORS

     Eight directors will be nominated for election at the Meeting to serve until the Company's next annual general meeting of shareholders. The election of directors requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. UNLESS OTHERWISE INDICATED, THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR THE PERSONS LISTED below. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve. There is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director.

                                                                                                        YEAR
                                                                                                      BECAME A
NAME OF NOMINEE                    PRINCIPAL OCCUPATION                                        AGE    DIRECTOR
---------------                    --------------------                                        ---    --------
Ronald S. Lauder...............    Nonexecutive Chairman of the Board of the Company           58       1994

Frederic T. Klinkhammer........    President, Chief Executive Officer and Director             57       1999

Nicolas G. Trollope............    Partner, Conyers Dill & Pearman                             54       1994

Jacob Z. Schuster..............    Consultant                                                  53       1999

Marie-Monique Steckel..........    Consultant to Ronald S. Lauder                              62       1999

Alfred W. Langer ..............    Consultant                                                  51       2000

Charles R. Frank, Jr. .........    Financial Advisor                                           64       2001

Herbert A. Granath ............    Chairman Emeritus, ESPN                                     73       2002

     Ronald S. Lauder, a founder of the Company, has served as nonexecutive Chairman of the Board of the Company since its incorporation in 1994. Mr. Lauder is a principal shareholder of The Estee Lauder Companies Inc. ("Estee Lauder") and has served as Chairman of Estee Lauder International and Chairman of Clinique Laboratories, Inc., divisions of Estee Lauder, since returning to the private sector from government service in 1987. From 1986 until 1987, Mr. Lauder served as U.S. Ambassador to Austria. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO Affairs. Mr. Lauder currently is a director of Estee Lauder. He is Chairman of the Board of Trustees of the Museum of Modern Art, President of the Jewish National Fund, Chairman of the International Public Committee of the World Jewish Restitution Organization, Treasurer of the World Jewish Congress, former Chairman of the Council of Presidents of American Jewish Organizations, a member of the Board of Governors of the Joseph H. Lauder Institute of Management and International Studies at the University of Pennsylvania and a member of the Visiting Committee of the Wharton School at the University of Pennsylvania. He received his B.S. in International Business from the Wharton School of the University of Pennsylvania.

     Frederic T. Klinkhammer has served as President and Chief Executive Officer of the Company since March 1999. Mr. Klinkhammer has also served as President and Chief Executive Officer of CME Development Corporation since March 1999. From January 1998 until March 1999, Mr. Klinkhammer served as Chief Operating Officer and Executive Vice President of the Company and as Chief Operating Officer, Executive Vice President and Managing Director of CME Development Corporation. From July 1992 to December 1997, Mr. Klinkhammer operated an international broadcasting and telecommunications consulting practice. Mr. Klinkhammer was founding Chief Executive Officer of MediaLinx, the multimedia arm of BCE Inc., from March 1993 to August 1996 and was responsible for the creation of Sympatico, Canada's largest internet service provider. Mr. Klinkhammer was President and Chief Executive Officer of IMAX Corporation from August 1990 to June 1992, during which time that company produced its first two feature length films. From March 1984 to August 1990, Mr. Klinkhammer served as President and Chief Executive Officer of First Choice, Canada's largest pay television company. From March 1983 to March 1984, Mr. Klinkhammer served as Chief Executive Officer of Cablenet Ltd., a multi system cable operator with operations in the U.S. and Canada. From January 1974 to March 1983, Mr. Klinkhammer served as Vice President-Finance and later Vice President and General Manager of Citytv in Toronto, Canada. Mr. Klinkhammer, a certified Management Accountant, is a graduate of Ryerson Polytechnical Institute in Business.

     Alfred W. Langer has served as a Director of the Company since 2000. Mr. Langer is a consultant to a number of privately held companies engaged in the acquisition of businesses in a variety of industries. Mr. Langer served as Treasurer of Celanese AG, a chemical company, from October 1999 until December 2000. Mr. Langer served as Chief Financial Officer of Hoechst Celanese Corp., a chemical company, from June 1997 until October 1999. Mr. Langer served as Chief Executive Officer of Hoechst Trevira GmbH, a producer of synthetic fibers, from October 1994 until July 1997. Mr. Langer received an M.B.A. degree from the University GH Siegen.

     Jacob Z. Schuster has served as a Director of the Company since 1999. Mr. Schuster has served as a consultant to Ronald S. Lauder since 2001. Mr. Schuster was President and Treasurer of RSL Management Corporation from November 1995 until 2001. Mr. Schuster served as Executive Vice President and Assistant Secretary of RSL Communications, Ltd., an international telecommunications company, from 1994 until December 1999 and as its Treasurer from 1994 through 1998 and had been its Chief Financial Officer from February 1997 until December 1998. From 1986 to 1992, Mr. Schuster was a General Partner and the Treasurer of Goldman, Sachs & Co. Mr. Schuster received a B.S. degree from Johns Hopkins University and an M.B.A. degree from Baruch College.

     Marie-Monique Steckel has served as a Director of the Company since 1999. Ms. Steckel has served as a consultant to Ronald S. Lauder since September 1999. From 1979 to September 1999, Ms. Steckel served as the President of France Telecom North America, a telecommunications company. Ms. Steckel serves as a director of Lepercq-Istel Fund. Ms. Steckel received a political science degree from the Institute d'Etudes Politiques in Paris and did graduate work at Yale and Harvard Business School.

     Nicolas G. Trollope has served as Vice President of the Company since January 1997. Mr. Trollope has been a partner with the law firm of Conyers, Dill & Pearman, Hamilton, Bermuda, since 1991. Mr. Trollope received an LL.B. degree from London University.

     Charles R. Frank, Jr. has served as a Director of the Company since 2001. Mr. Frank is currently a financial advisor. He was First Vice President at the European Bank for Reconstruction and Development (EBRD), and was Supervisor of the EBRD Banking Department from 1997 until August 2001. The EBRD Banking Department originates, executes and manages EBRD's debt and equity investments in central and eastern Europe and the former Soviet Union. Mr. Frank was Managing Director of the Structured Finance Group at GE Capital (a financial services company), and Vice President of GE Capital Services from 1988 to 1997. Mr. Frank served as Chief Executive Officer of Frank and Company from 1987 to 1988, and Vice President of Salomon Bothers until 1987. Mr. Frank has held senior academic and government advisory positions, serving as Deputy Assistant Secretary of State and Chief Economist at the U.S. Department of State, Senior Fellow at the Brookings Institute, Professor of Economics and International Affairs at Princeton University, and Assistant Professor of Economics at Yale University. Mr. Frank has been nominated as a Director of Vimpelcom, a Russian mobile telephone company. Mr. Frank graduated from Rensselaer Polytechnic Institute with a B.S. in mathematics and economics before completing a Ph.D. in economics at Princeton University.

     Herbert A. Granath has served as a Director of the Company since January 2002. Mr. Granath is Chairman Emeritus, ESPN, a cable sports network and Senior Content Advisor, Callahan Associates International LLC, a leading European cable communications operator since 2000. He has served on the Board of Veronis, Suhler & Associates, Fund III, a billion-dollar fund investing in worldwide media since 1999. Mr. Granath was employed by ABC for over 35 years and was Chairman, Disney/ABC International (an international broadcasting company) from 1996 to January 1998 where he pioneered many aspects of ABC's expanding television business, including its successes in the cable and international programming arenas. He served as Chairman of the Board of ESPN and Senior Vice President of ABC, Inc. from 1998 until 2001. He also served as Chairman of the Board of A&E, The History Channel, The Biography Channel and Lifetime Television, and was a founding partner and Board member of Eurosport, the largest cable network in Europe. He also served on the Boards of Telefunf, RTL2 and TM3 networks in Germany, SBS Broadcasting SA (SBS) and TVA, the Brazilian Pay-TV company. Included in the awards Mr. Granath has received are two Tony awards, along with six Tony nominations, an International EMMY (Lifetime Achievement in International TV), as well as a U.S. EMMY (Lifetime Achievement in Sports Television).


COMMITTEES OF THE BOARD

     The Board of Directors has an Audit Committee which is composed of Messrs. Frank, Langer and Trollope. Until Mr. Frank was appointed to the Board of Directors in December 2001, the Audit Committee during 2001 was composed of Messrs. Lauder, Langer and Trollope. The Audit Committee is responsible for recommending annually to the Board of Directors the independent auditors to be retained by the Company, reviewing with the independent auditors the scope and results of the audit engagement and establishing and monitoring the Company's financial policies and control procedures.

     The Class A Common Stock was delisted from the NASDAQ National Market in October 2000. Because the Class A Common Stock was listed on the NASDAQ National Market from the time of the Company's initial public offering until October 2000, the Company has determined to measure whether its Audit Committee meets independence requirements using NASDAQ's rules. Under NASDAQ rules the current members of the Audit Committee satisfy independence requirements. The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in June 2000, a copy of which was attached to the Company's Proxy Statement for the 2001 Annual Meeting of the Company's shareholders as Exhibit
A. During the fiscal year ended December 31, 2001 the Audit Committee met on four occasions.

     The Board of Directors has a Compensation Committee which is composed of Messrs. Lauder and Schuster and Ms. Steckel. The Compensation Committee is responsible for determining executive compensation policies and guidelines and for administering the Company's 1994 Stock Option Plan (the "1994 Stock Option Plan") and the Company's 1995 Stock Option Plan (the "1995 Stock Option Plan"; collectively, the 1994 Stock Option Plan and the 1995 Stock Option Plan may be referred to as the "Stock Option Plans"), including granting options and setting the terms thereof pursuant to such Plans. In addition, the Compensation Committee is responsible for reviewing and approving significant employment agreements. During the fiscal year ended December 31, 2001, the Compensation Committee met on one occasion.

     During the fiscal year ended December 31, 2001, the Board of Directors met, or acted by unanimous consent, on eight occasions. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of the Board on which they served during the periods that they served.

     There is no family relationship among any directors or executive officers of the Company.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE EIGHT NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

                               EXECUTIVE OFFICERS

     Set forth below is certain information describing the Company's executive officers who are not nominees for director:

     Robert E. Burke, age 50, has served as Vice President and Chief Operating Officer of the Company since July 2001. From 1999 to 2001, Mr. Burke served as Executive Vice President of Microcast, Inc., an internet broadcasting company. From 1995 to 1998, Mr. Burke served as President and Chief Executive Officer of WTN, a subsidiary of ABC based in London, United Kingdom. WTN was a diversified global news and television production company and, prior to its sale, provided news, sports, entertainment, business and corporate programming to virtually all the world's broadcasters (including all of the stations owned by the Company) via a global 24-hour satellite network. Mr. Burke was Vice President of WTN from 1984 to 1995 and previously worked as a reporter, producer, and manager for ABC News in Washington and New York from 1980 until 1984. Mr. Burke has a BA (History) from Washington University, St. Louis.

     Mark Wyllie, age 38, has served as Vice President-Finance of the Company since February 2001 and previously served as Finance Director since September 2000. Mr. Wyllie, a Chartered Certified Accountant, served in various finance roles within United Biscuits from September 1988 until July 2000. United Biscuits is a multi-national manufacturer and distributor of biscuits, confectioneries and other food products. From 1998 to 2000 Mr. Wyllie was Finance Director for Asia and Central and Eastern Europe for United Biscuits in charge of operations in Poland, Hungary and Romania as well as the Far East. From 1986 to 1988 Mr. Wyllie served as a consultant with Metapraxis Ltd, a small, financially oriented software consultancy. Mr. Wyllie received his honors degree from Oxford University.

     There is no arrangement or understanding between any executive officer and any other person regarding selection as an executive officer.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

     The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the Company's Chief Executive Officer, Vice President and Chief Operating Officer and Vice President - Finance, who were the Company's only executive officers during 2001 (together, the "Named Executive Officers") who either served as executive officers during, or were serving as executive officers at the end of, the last completed fiscal year ended December 31, 2001, for services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three fiscal years.

                                                                                          Long-Term Compensation
                                                                                 ------------------------------------------
                                                                                                  Awards
                                                 Annual Compensation             ------------------------------------------
                                      -------------------------------------------              Securities
                                                                    Other Annual  Restricted   Underlying     All Other
              Name and                          Salary      Bonus   Compensation    Awards       Options     Compensation
         Principal Position           Year        $           $          $            $             #             $
         ------------------           ----     --------    --------   --------     --------     ---------      --------
Frederic T. Klinkhammer               2001     392,749      600,000   153,473 (3)       --        12,000        2,700 (5)
  President and Chief Executive       2000     363,192      367,500   161,028 (3)       --       132,000        2,700 (5)
  Officer.........................    1999     350,000      100,000   166,400 (3)       --            --        2,700 (5)

Robert E. Burke
   Vice President and Chief
   Operating Officer (1)..........    2001     120,323           --    28,075 (4)       --            --        2,700(5)

Mark Wyllie
   Vice President - Finance (2)...    2001     168,642       35,839        --           --        10,000        2,700 (5)
                                      2000      44,321       37,345        --           --            --           --

----------------------
(1) Became Vice President and Chief Operating Officer in July 2001.
(2) Became Vice President - Finance in February 2001. Served as Financial Director of the Company from September 2000 until February 2001.
(3) Represents an expatriate premium paid by the Company pursuant to the terms of an employment agreement.
(4) Represents an allowance paid by the Company pursuant to the terms of an employment agreement until such time as options to purchase Class A Common Stock are issued to Mr. Burke.
(5) Represents life insurance benefits paid by the Company.

     No stock appreciation rights or long-term incentive plan awards (all as defined in the proxy regulations of the Securities and Exchange Commission) were awarded to, earned by, or paid to the Named Executive Officers during the time periods described above.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to grants of options to purchase shares of Class A Common Stock granted to the Named Executive Officers during the fiscal year ended December 31, 2001.

                                              Individual Grants
                              --------------------------------------------------       Potential Realizable
                                            Percent of                               Value at Assumed Annual
                                               Total                                   Rates of Stock Price
                               Number of      Options                                      Appreciation
                               Securities   Granted to                                   for Option Term
                               Underlying    Employees    Exercise                 ---------------------------
                                Options      in Fiscal     Price     Expiration        5%               10%
Name                            Granted        Year        ($/sh)       Date           ($)              ($)
----                            -------        ----        ------       ----      ------------       --------
Frederic T. Klinkhammer......    12,000        46.2%       $1.25      3/31/11        $9,433           $23,906

Mark Wyllie.................     10,000        38.5%       $1.25      3/31/11        $7,861           $19,922

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 2001 by the Named Executive Officers and the value at December 31, 2001 of unexercised stock options held by the Named Executive Officers.

                                                                      NUMBER OF SECURITIES
                                                                           UNDERLYING              VALUE OF UNEXERCISED
                                                                     UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                           SHARES ACQUIRED             VALUE             FISCAL YEAR-END              FISCAL YEAR-END
                             ON EXERCISE             REALIZED                  (#)                         ($)(1)
NAME                             (#)                    ($)          EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                       ---------------           --------        -------------------------   -------------------------
Frederic T. Klinkhammer           0                      0               66,000 / 78,000                $0 / $107,400
Mark Wyllie                       0                      0                  0 / 10,000                  $0 / $89,500

-----------------

(1) Fair market value of securities underlying the options at fiscal year end minus the exercise price of the options.

COMPENSATION OF DIRECTORS

     The Company pays a cash fee to each of its non-employee directors of $25,000 per annum. This was increased from $10,000 per annum on December 5, 2001. In addition, on the day of each annual general meeting of the Company's shareholders during the term of the 1995 Stock Option Plan, each non-employee director of the Company (other than Mr. Trollope who declines such options, but including for these purposes the Chairman) who has served as a director since the last annual general meeting of shareholders will be granted options to purchase 2,000 shares (or, in the case of the Chairman, such higher number as the Board of Directors shall determine) of Class A Common Stock (in the case of the Chairman, Class B Common Stock if such grant is approved by the Board). For the non-employee directors, the exercise price of the options will equal the average of the closing price of a share of Class A Common Stock for the 10 business days following the annual meeting (105% of the fair market value of a share of Class A Common Stock in the case of an option to acquire Class B Common Stock). The options will vest over the five-year period from the date of grant and will expire 10 years from the date of grant.

     The Company reimburses each director for expenses in connection with attending meetings of the Board of Directors. Mr. Trollope is a partner in the law firm of Conyers Dill & Pearman, Hamilton, Bermuda, which served as the Company's Bermuda counsel for the fiscal year ended December 31, 2001 and is expected to continue to serve as the Company's Bermuda counsel in 2002. For the fiscal year ended December 31, 2001, the Company paid fees of $101,945 to Conyers Dill & Pearman and its related service company, which includes the services of Mr. Trollope as a director and member of the Audit Committee. Alfred
W. Langer and Charles R. Frank, Jr. are paid a per diem rate of $1,000 for acting on the Audit Committee. Otherwise, no separate compensation is paid to any director for serving on committees. Directors who are also employees of the Company receive no additional compensation for service as a director.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Frederic T. Klinkhammer

     Frederic T. Klinkhammer has employment agreements dated as of January 1, 1998 and amended as of March 23, 1999 with the Company and a wholly-owned subsidiary of the Company. The employment agreements provide that Mr. Klinkhammer will serve as President and Chief Executive Officer of the Company and such subsidiary. Prior to March 23, 1999, under the employment agreements, Mr. Klinkhammer served as Executive Vice President and Chief Operating Officer of the Company and Executive Vice President, Managing Director and Chief Operating Officer of such subsidiary. Pursuant to Mr. Klinkhammer's employment agreement with the Company, as amended, the Company was required to name Mr. Klinkhammer to its Board of Directors and the Board is required to nominate Mr. Klinkhammer for election and re-election to the Board of Directors of the Company during his term of employment with the Company. Under the employment agreements, Mr. Klinkhammer will be entitled to receive a base salary of $350,000 per year which will be increased annually, commencing on March 23, 2000, by 5% or such greater amount determined at the option and sole discretion of the Compensation Committee, and an expatriate premium of UK (pound)104,000 per annum (plus an additional amount based on the increase in the consumer price index in the LOndon metropolitan area). The employment agreements provide for an annual cash bonus opportunity of 75% of base salary if performance is at 100% of target performance goals established by the Compensation Committee for such year and up to 100% of his base salary if performance is at or above 150% of such target. 60% of the bonus is based on the achievement of Company wide objectives established by the Compensation Committee and 40% of the bonus is based on an evaluation of personal performance as determined by the Compensation Committee. For 2001 Mr. Klinkhammer was given a cash bonus of $600,000. For 2002, Mr. Klinkhammer's base salary was increased to $450,000. The employment agreements also provide that Mr. Klinkhammer will receive an additional one time bonus of $1,000,000 if he is employed by the Company or any successor corporation to the Company on December 31, 2003 and if the price of the Class A Common Stock has increased from its price as of March 22, 1999 (i.e., $66.50 per share) and the percentage increase exceeds that of the Nasdaq Composite Index for such period.

     In March 2000 the Board of Directors (acting without the participation of Mr. Klinkhammer) upon the recommendation of the Compensation Committee cancelled all previously granted options to acquire shares of Class A Common Stock which had been granted to Mr. Klinkhammer under one of his employment agreements and awarded to Mr. Klinkhammer options to acquire 132,000 shares of the Class A Common Stock at an exercise price equal to $11.875 per share. This award was approved by the shareholders at the 2000 Annual General Meeting of Shareholders. Such options vest in three equal installments on each of the first three anniversaries of the date of the grant provided that the vesting will be accelerated as to one-half of such options if the Company's attributable EBITDA for operating stations (before corporate charges) equals or exceeds $10.0 million during any year in which such options have not yet vested and as to the remaining one-half of such options if the Company's attributable EBITDA for operating stations (before corporate charges) equals or exceeds $15.0 million during any year in which such options have not yet vested. Based on these criteria, options to acquire 110,000 shares of Class A Common Stock pursuant to this award are currently vested. All such options have an expiration date of March 8, 2007. All options granted to Mr. Klinkhammer will become exercisable in the event that Mr. Klinkhammer's employment is terminated by the Company as a result of a change in control of the Company or in the event of a merger, reorganization or consolidation in which the Company is not the surviving corporation. In addition, in April 2001, the Company awarded to Mr. Klinkhammer an option to purchase 12,000 shares of Class A Common Stock at an exercise price of $1.25 per share. Such options vest in three equal annual installments on each of the first three anniversaries of the date of the grant. Options to acquire 4,000 shares pursuant to this award are currently vested. Such options expire on April 1, 2011. The timing and amount of any subsequent option awards will be at the discretion of the Compensation Committee and approved by the Board of Directors, and will be commensurate with Mr. Klinkhammer's position with the Company and taking into account option awards made to other executives of the Company.

     Mr. Klinkhammer's employment agreements also contain noncompetition provisions applicable during the term of the employment agreement and for a two year period thereafter, prohibit Mr. Klinkhammer from using confidential information of the Company during the term of the employment agreements and thereafter, and specify certain benefits and perquisites that Mr. Klinkhammer shall be entitled to receive. The term of the employment agreements generally expire on March 22, 2004. The employment agreements provide that if Mr. Klinkhammer's employment agreements are not extended at the expiration of the five-year term, he will serve as a part-time consultant for two years following such expiration, for which he will be paid $250,000 per annum.

     Mark Wyllie

     Mark Wyllie, Vice President-Finance of the Company, has an employment agreement dated as of July 21, 2000, with a wholly-owned subsidiary of the Company. Under the employment agreement, Mr. Wyllie is entitled to receive an aggregate annual salary of UK (pound)125,000. Mr. Wyllie has the opportunity to earn an annual cash Bonus for each full year in a target amount of 30% of base salary ("Target Amount"), and is based upon the Company's combined EBITDA in relation to the budgeted goal for the Company's EBITDA and personal performance goals. If combined EBITDA is equal to the budgeted goal, Mr. Wyllie will be eligible for a bonus payment of up to 100% of the Target Amount for performance. If EBITDA is 150% of budget, Mr. Wyllie will be eligible for a bonus payment of up to 200% of the Target Amount for performance. Mr. Wyllie's employment agreement also contains noncompetition provisions applicable during the term of the employment agreement and for a two year period thereafter, prohibits Mr. Wyllie from using confidential information of the Company during the term of the employment agreement and thereafter, and specifies certain benefits and perquisites that Mr. Wyllie shall be entitled to receive. Mr. Wyllie's employment agreement is for an indefinite term. However, the Company's wholly-owned subsidiary may terminate the employment agreement at any time if it continues Mr. Wyllie's salary for a six-month period and Mr. Wyllie may terminate the agreement at any time with three months' notice.

     In April 2001, the Company awarded to Mr. Wyllie options to acquire 10,000 shares of the Class A Common Stock at an exercise price of $1.25 per share. Such options vest in three equal installments on each of the first three anniversaries of the date of the grant. Options to acquire 3,333 shares of the Class A Common Stock are currently vested. Such options expire on April 1, 2011.

     Robert Burke

     Robert Burke, Vice President and Chief Operating Officer of the Company has an employment agreement dated as of July 16, 2001, with a wholly-owned subsidiary of the Company. Under the employment agreement, Mr. Burke is entitled to receive an aggregate annual salary of UK (pound)180,000, which may be increased each July aT the Company's discretion. In addition, Mr. Burke is entitled to a monthly UK (pound)3,500 allowance payable only Until such time as the Board of Directors of the Company approves an initial stock option grant to Mr. Burke. Mr. Burke will have the opportunity to earn an annual cash bonus for each full year with a target amount of 33% of yearly compensation ("Burke Target Amount"), based upon the subsidiary Company's performance on a combined EBITDA basis in relation to the Company's budgeted goals. If 85% of the budgeted goal is achieved, Mr. Burke will be eligible for a bonus of 50% of the Burke Target Amount. If EBITDA is 150% of budget, Mr. Burke will be eligible for a bonus payment of up to 200% of the Burke Target Amount for such performance.

     In the event of the completion of the pending international arbitrations regarding the Company's disputes in the Czech Republic, the Company may in its sole discretion, grant Mr. Burke options to acquire shares of the Company's Class A Common Stock in accordance with the Stock Option Plans. Mr. Burke's employment agreement also contains non-competition provisions applicable for a one year period following the termination of the agreement, prohibits Mr. Burke from using confidential information of the Company during the term of the employment agreement and thereafter, and specifies certain benefits and perquisites that Mr. Burke shall be entitled to receive.

     Mr. Burke's employment agreement is for an indefinite term. The Company can terminate the agreement upon 12 months written notice or at any time if the Company makes a lump sum payment in lieu of the 12 months notice.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee at the end of the fiscal year ended December 31, 2001 were Ronald S. Lauder, Jacob Z. Schuster and Marie-Monique Steckel. See "Compensation of Directors."

                             AUDIT COMMITTEE REPORT


TO OUR SHAREHOLDERS:

     We have reviewed and discussed with management the Company's audited consolidated financial statements for the fiscal year ended December 31, 2001.

     We have discussed with Arthur Andersen, the independent auditor for the Company, the matters required to be discussed by the Statements on Auditing Standards No. 61, Communications With Audit Committees, as amended.

     We have also received the written disclosures and the letter from Arthur Andersen required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with Arthur Andersen its independence.

     Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, to be filed with the Securities and Exchange Commission.

                                                     Submitted by,

                                                     CHARLES R. FRANK, JR.
                                                     ALFRED W. LANGER
                                                     NICOLAS G. TROLLOPE

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee administers the Company's compensation programs for the Company's executive officers and station managers and also administers the Company's Stock Option Plans.


     COMPENSATION OBJECTIVES AND POLICIES

     The Compensation Committee seeks to provide compensation packages to the Company's executive officers and station managers that will motivate them and retain their services. The Compensation Committee has adopted the following basic objectives and policies for compensating the Company's executive officers and station managers:

   o compensation plans reward individual and corporate achievement;

   o short and long-term incentives are to be effectively balanced to satisfy both the short and long-term goals of the Company; and

   o the interests of the Company's executive officers and station managers are to be aligned with those of the Company's shareholders through potential stock ownership.

     The Compensation Committee has devised pay packages that consist of three components:

     BASE SALARY

     Base salaries are intended to provide regular compensation at a sufficient level to retain and motivate the Company's executive officers and station managers.

     ANNUAL BONUS

     The Company's annual bonus plan for the Company's executive officers and station managers provides participants an opportunity to earn bonuses equal to a specified percentage of their salaries. A portion of the bonus (determined by the Compensation Committee) will be based on the achievement of company-wide financial objectives (such as attributable revenue and EBITDA) established by the Compensation Committee, and the remainder will be based on an evaluation of personal performance submitted by management and approved by the Compensation Committee. The performance of the Chief Executive Officer will be evaluated solely by the Compensation Committee.

     STOCK OPTIONS

     Stock options are an integral part of the pay packages of the Company's executive officers and station managers. The Compensation Committee believes that stock options, which are designed to focus attention on stock values, are the most effective way of aligning the long-term interests of the Company's executive officers and station managers with those of the Company's shareholders. The exercise price of each option on shares of Class A Common Stock will not be less than the fair market value on the date the grant is approved by the Compensation Committee, and will generally take any of the following three forms, at the discretion of the Compensation Committee.

                                     EXPIRY                           VESTING SCHEDULE (YEARS)
                                   -----------   -------------------------------------------------------------------
                                                       1            2             3            4            5
Two-year options................   5 years            33%          67%
Three-year options..............   7 years            25%          30%           45%
Five-year options...............   10 years           10%          15%           15%          25%          35%

     The Compensation Committee may elect to accelerate the vesting schedule of the options based on the satisfaction of certain Company performance goals.

     Options will generally remain exercisable during continued employment until the fifth, seventh or tenth anniversary of the date of grant, which provides executives an incentive to increase shareholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years.

     Options under the 1995 Stock Option Plan will expire on the earlier of their stated expiration date or one year after termination of an executive's employment, except that options terminate immediately following a termination for cause and 90 days following a voluntary termination by the executive. If there is a change in control of the Company, options generally will become exercisable if an executive is thereafter terminated by the Company other than for cause, or if the executive terminates for good reason. Options that have not vested at the time of termination of employment cannot be exercised.

     FISCAL YEAR 2001


Compensation of the Chief Executive Officer
-------------------------------------------

     Frederic T. Klinkhammer
     -----------------------

     Frederic T. Klinkhammer has served as the Company's Chief Executive Officer since March 1999. Mr. Klinkhammer has entered into employment agreements with the Company and a wholly-owned subsidiary of the Company dated as January 1, 1998 and amended as of March 23, 1999. They provide:

     Salary

     An initial base salary of $350,000 per year with 5% increase in base salary per year ($392,749 for 2001) (or such greater amount determined at the option and sole discretion of the Compensation Committee) provided during the term of the agreements and an expatriate premium of UK(pound)104,000 per year (plus an additional amount based on an increase in the consumer price index in the London metropolitan area, which totalled UK(pound)106,000 for 2001). For 2002 the Compensation Committee increased Mr. Klinkhammer's base salary to $450,000 per year as a result of achieving the objectives described in the next paragraph.

     Annual Bonus

     The Compensation Committee granted a $600,000 bonus to Mr. Klinkhammer for 2001. The bonus granted to Mr. Klinkhammer was based on the achievement of Company-wide objectives and his achievement of personal performance objectives established by the Compensation Committee. Mr. Klinkhammer was eligible for a bonus equal to 150% of base salary because the combination of Company-wide and personal performance objectives achieved during 2001 vastly exceeded performance objectives. The Compensation Committee determined that Mr. Klinkhammer achieved these objectives through the following performance by the Company:

   o Delivering combined Company EBITDA of $17.0 million, a 34% increase over 2000 combined Company EBITDA.

   o Achieving a 41% decrease in net loss as compared to the Company's 2000 net loss.

   o Obtaining 51% controlling interest in the POP TV license holding Company.

   o Obtaining a 34% interest in the Markiza license holding Company and a blocking control over Markiza's significant activities.

   o Obtaining an award in an arbitration claim filed against Dr. Vladamir Zelezny. Dr. Zelezny was ordered to refund to the Company $23,350,000 paid to him pursuant to a share purchase agreement, plus interest. As of March 24, 2002, the total amount owed by Dr. Zelezny to the Company, including accrued interest, was $28,388,000. A more complete description of this arbitration claim and award is included in the Company's Annual Report on Form 10-K, which is being circulated together with this Proxy Statement.

   o Obtaining a partial award in an arbitration claim filed against the Czech Republic in connection wih NOVA TV. The Czech Republic was ordered to remedy the injury the Company suffered as a result of the Czech Republic's violations of the Netherlands-Czech Bilateral Investment Treaty (the "Treaty") by payment of the fair market value of the

     Company's investment as it was before consummation of the Czech Republic's breach of the Treaty in 1999, in an amount to be determined at a second phase of the arbitration. A more complete description of this arbitration claim and award is included in the Company's Annual Report on Form 10-K, which is being circulated together with this Proxy Statement

     Stock Option

         In April 2001, the Company awarded to Mr. Klinkhammer options to purchase 12,000 shares of the Class A Common Stock at an exercise price of $1.25 per share. Such options vest in three equal installments. Options to acquire 4,000 shares of the Class A Common Stock are currently vested. The options will expire on April 1, 2011. The number of shares underlying the options awarded to Mr. Klinkhammer was somewhat low due to the size of the options granted to Mr. Klinkhammer in 2000.

         In setting Mr. Klinkhammer's compensation package when he became Chief Executive Officer in March 1999, a number of factors were considered, including:

   o the desire of the Board of Directors to name a current executive of the Company, with knowledge of both the operations and the short and long-term strategy of the Company, as Chief Executive Officer, particularly in light of the resignation of Michel Delloye after only one year as the Company's Chief Executive Officer and ongoing negotiations with SBS Broadcasting S.A. ("SBS") with respect to the purchase by SBS of all the assets, and the assumption by SBS of all the liabilities, of the Company. The transaction with SBS subsequently was terminated (See the Company's Form 8-K, dated September 29, 1999);

   o the unique skills and experience of Mr. Klinkhammer in the international media business which the Board of Directors believed would be necessary to lead the Company through what the Board of Directors believed would be an extremely challenging operating environment; and

   o the total compensation of key executives at other media companies.



                                                     Compensation Committee



                                                     RONALD S. LAUDER
                                                     JACOB Z. SCHUSTER
                                                     MARIE-MONIQUE STECKEL

                                PERFORMANCE GRAPH

The following performance graph is a line graph comparing the change in the cumulative shareholder return of the Class A Common Stock against the total cumulative total return of the Nasdaq Composite Index and the Dow Jones World Broadcasting Index between December 31, 1996 and December 31, 2001.


[GRAPHIC OMITTED]





Value of $100 invested at December 31, 1996 as of December 31, 2001:
       Central European Media Enterprises Ltd.............................$4.02
       NASDAQ Composite Index...........................................$151.07
       Dow Jones World Broadcasting Index (1)...........................$159.35

----------------
(1) This index includes 20 companies, many of which are non-U.S. based. Accordingly, the Company believes that the inclusion of this index is useful in understanding the stock performance of the Company compared to companies in the television broadcast and cable industry.

            PROPOSAL TO AMEND THE BYE-LAWS OF THE COMPANY CONCERNING
                     DIRECTORS AND OFFICERS INDEMNIFICATION

         The Companies Act, 1981 of Bermuda allows companies incorporated under the laws of Bermuda to indemnify their directors and officers in connection with the execution of their duties as a director or officer of a Bermuda company in accordance with standards that are more flexible than those currently provided for in the Company's Bye-laws. The Board of Directors believes that amending the Bye-laws to (i) extend the indemnification of the Company's directors and officers to include any act done or purported to be done by a director or officer on behalf of the Company, (ii) to provide for the waiver and release by shareholders of any claim or right of action, whether individually or as a shareholder of the Company, against any director or officer of the Company, if such claim or right of action arose on account of any act done, purported to be done, concurred in or omitted in connection with such director's or officer's duties to the Company, provided that such waiver does not apply to any claims or rights of action arising as a result of any fraud or dishonesty on the part of any officer or director, and (iii) extend such protection against shareholder claims and the existing and proposed indemnification standards to former directors and officers, will assist the Board in identifying and attracting additional independent directors with broad experience and skills to serve on the Board. In addition, the Board of Directors believes that the adoption of the proposed amendments would make the Company's indemnification standards and its protection of its directors and officers more consistent with the indemnification and protections typically offered to directors and officers of other public companies organized under the laws of Bermuda.

         For the reasons set forth above, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend Bye-law 166(1) and add new Bye-laws 166(2), 166(3) and 166(4), each as set forth in Exhibit A hereto.

         The amendment to Bye-law 166(1) extends the indemnification granted to the directors and officers from the Company to include any act done, purported to be done, concurred in or omitted by any director or officer on behalf of the Company or purportedly on behalf of the Company.

         New Bye-law 166(2), if adopted, would result in the waiver and release by shareholders of any claim or right of action, whether individually or as a shareholder of the Company, against any director or officer of the Company, if such claim or right of action arose on account of any act done, purported to be done, concurred in or omitted in connection with such director's or officer's duties to the Company, provided that such waiver does not apply to any claims or rights of action arising as a result of any fraud or dishonesty on the part of any officer or director.

         New Bye-law 166(3) extends the indemnification provided in Section 166(1) and the waiver and release of shareholder claims provided in Section 166(2) to each former director and officer of the Company.

         New Bye-law 166(4) preserves the indemnity and protection provided by Bye-laws 166(1), 166(2) 166(3) in the event any of Bye-laws 166(1), 166(2)
166(3) or 166(4) are modified or repealed.

VOTE REQUIRED; RECOMMENDATION

         Approval of this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. UNLESS OTHERWISE INDICATED, THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR ADOPTION OF THIS PROPOSAL.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF AMENDING THE COMPANY'S BYE-LAWS CONCERNING DIRECTORS AND OFFICERS INDEMNIFICATION.

           PROPOSAL TO AMEND THE BYE-LAWS OF THE COMPANY TO PERMIT THE
          BOARD OF DIRECTORS IN ITS DISCRETION AND FROM TIME TO TIME,
                    TO ISSUE ADDITIONAL SHARES AS A DIVIDEND

         There are currently relatively few shares of the Class A Common Stock outstanding compared to the number of shares of stock outstanding for most publicly traded companies. The Board of Directors believes that this has been a factor in the limited trading that occurs in the Class A Common Stock in the over-the-counter market. Although many other factors beyond the Company's control affect the number of shares traded in the Class A Common Stock in the over-the-counter market, the Board of Directors believes that providing it with the ability to issue additional shares in the form of a share dividend to the holders of the Company's Common Stock on a pro rata basis in accordance with share ownership may increase the liquidity of the Class A Common Stock in the over-the-counter market. Under the current Bye-laws of the Company, such a dividend may only be declared with the consent of the shareholders. Because of notice requirements for the convening of shareholders meetings under Bermuda law, if the Company wished to declare a share dividend, it could not do so promptly. In addition, there are significant legal, solicitation and printing expenses in circulating a proxy statement in connection with a special meeting of shareholders. The Board of Directors believes that an increase in the liquidity of the Class A Common Stock in the over-the-counter market would be a benefit to shareholders. A share dividend to the holders of the Company's Common Stock on a pro rata basis in accordance with share ownership would not result in dilution to the shareholders.

         For this reason, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to delete Bye-law 146 in its entirety and amend Bye-law 148 as set forth in Exhibit B hereto, which would allow the Company acting pursuant to a resolution of its Board of Directors to issue additional shares of the Class A Common Stock and Class B Common Stock in the form of a share dividend paid to the Company's shareholders.

VOTE REQUIRED; RECOMMENDATION

         Approval of this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. UNLESS OTHERWISE INDICATED, THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR ADOPTION OF THIS PROPOSAL.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF AMENDING THE COMPANY'S BYE-LAWS TO PERMIT THE BOARD OF DIRECTORS IN ITS DISCRETION AND FROM TIME TO TIME, TO ISSUE ADDITIONAL SHARES AS A DIVIDEND.

           PROPOSAL TO AMEND THE BYE-LAWS OF THE COMPANY TO PERMIT THE BOARD OF DIRECTORS TO FILL ANY VACANCY IN THE OFFICE OF THE AUDITOR.

         The Board of Directors has proposed that Arthur Andersen serve as auditors for the Company until the conclusion of the Company's next annual general meeting of shareholders. Currently, the Company's Bye-laws require the shareholders to fill a vacancy in the office of the auditor. This would require the convening of a special general meeting of the shareholders and approval of the shareholders to fill a vacancy in the office of the auditor, if such a vacancy were to occur during the year. Because of notice requirements for the convening of shareholders meetings under Bermuda law, if a vacancy in the office of the auditor were to occur, the office of the auditor could not be filled promptly. In addition, there are significant legal, solicitation and printing expenses in circulating a proxy statement in connection with a special meeting of shareholders. The Board of Directors believes that it is in the best interests of the Company and its shareholders that the Company's Bye-laws be amended to provide the Board with the power to fill such a vacancy if it were to occur during the year. The Board of Directors also believes that most publicly traded companies which are incorporated in a U.S. jurisdiction provide the Board with this power.

         For this reason, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend Bye-law 157 as set forth in Exhibit C hereto.

VOTE REQUIRED; RECOMMENDATION

         Approval of this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. UNLESS OTHERWISE INDICATED, THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR ADOPTION OF THIS PROPOSAL.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF AMENDING THE COMPANY'S BYE-LAWS TO PERMIT THE BOARD OF DIRECTORS TO FILL ANY VACANCY IN THE OFFICE OF THE AUDITOR.

                        ADOPTION OF FINANCIAL STATEMENTS

         The Audit Committee of the Board of Directors has approved the audited financial statements for the Company's fiscal year ended December 31, 2001 (the "Financial Statements") for presentation to the shareholders at the Annual General Meeting of Shareholders. Under Bermuda law, the shareholders are requested to adopt financial statements; under Bermuda law, the adoption of the Financial Statements by the shareholders does not affect any rights that the shareholders may have with respect to the Financial Statements. The Financial Statements are included in the Company's Annual Report on Form 10-K, which is being circulated together with this Proxy Statement.

VOTE REQUIRED; RECOMMENDATION

         The adoption of the Financial Statements requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. UNLESS OTHERWISE INDICATED, THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR ADOPTION OF THE FINANCIAL STATEMENTS AND THE AUDITORS' REPORT THEREON.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE FINANCIAL STATEMENTS AND THE AUDITORS' REPORT THEREON.

                              SELECTION OF AUDITORS

         At the recommendation of the Audit Committee, the Board of Directors recommends to the shareholders that Arthur Andersen, Victoria Hall, Hamilton, Bermuda, be appointed to serve as the independent auditors of the Company until the conclusion of the Company's next annual general meeting of shareholders. In addition, the Board of Directors recommends to the shareholders that the shareholders authorize the Board of Directors to approve the auditors' fee.

         The Company's Board of Directors and the Audit Committee are aware of recent events concerning Arthur Andersen and have reviewed these matters with representatives of the firm. Based on these discussions, the Board of Directors and the Audit Committee continue to recommend the appointment of Arthur Andersen as the Company's auditor for the year 2002. The Audit Committee will continue to closely monitor ongoing developments at Arthur Andersen

         Representatives of Arthur Andersen are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

         AUDIT FEES

         Arthur Andersen is the Company's principal independent auditor. Arthur Andersen's audit fees for auditing the Company's annual consolidated financial statements for the year ended December 31, 2001 and reviews of the Company's interim financial statements included in the Company's Forms 10-Q filed with the Securities Exchange Commission during 2001 were $822,807.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         There were no fees for financial information systems design or implementation paid to Arthur Andersen during the year ended December 31, 2001.

         ALL OTHER FEES

         All other fees for Arthur Andersen's services, including tax preparations during the year ended December 31, 2001, were $384,738.

         The Audit Committee of the Board of Directors has considered whether the provision of the services set forth in the preceding paragraph is compatible with maintaining Arthur Andersen's independence.

VOTE REQUIRED; RECOMMENDATION

         The appointment of Arthur Andersen to serve as the independent auditors of the Company and the authorization of the Board of Directors to approve the auditors' fee requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. UNLESS OTHERWISE INDICATED, THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR THE APPOINTMENT OF ARTHUR ANDERSEN AS THE COMPANY'S AUDITORS AND FOR THE BOARD OF DIRECTORS TO APPROVE THE AUDITORS' FEE.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF ARTHUR ANDERSEN AS THE COMPANY'S AUDITORS AND A VOTE IN FAVOR OF AUTHORIZING THE BOARD OF DIRECTORS TO APPROVE THE AUDITORS' FEE.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         None


                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by the Company at its principal executive office by December 19, 2002 in order to be considered for inclusion in proxy materials distributed in connection with the next annual general meeting of shareholders.

         The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the next annual general meeting of shareholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company at its principal executive office by March 4, 2003.


                                  MISCELLANEOUS

         Under Bermuda law, no matter or business other than those set forth in the accompanying Notice of Annual Meeting of Shareholders is permitted to be presented at the Meeting.

         The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to shareholders in connection with this solicitation. Officers and regular employees may solicit proxies by mail, telephone, telegraph and personal interview, for which no additional compensation will be paid. In addition, Georgeson Shareholder Communications Inc. has been engaged by the Company to act as proxy solicitors and will receive fees of $3,500, plus expenses. The Company may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 is being mailed to shareholders simultaneously with this Proxy Statement.

                                             By order of the Board of Directors,



                                             MICHAEL ASHFORD
                                             Secretary

Hamilton, Bermuda
April 18, 2002

                                                                       EXHIBIT A

         Bye-law 166(1), proposed to be amended, currently provides as follows:

         BYE-LAW 166(1)

         166. (1) The Directors, Secretary and other officers and each person who is or was or had agreed to become a Director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company or as a Director, officer, employee or agent of another company, corporation, partnership, joint venture, trust or other enterprise and every Auditor for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and everyone of them, and every one of their heirs, executors, administrators and estates, shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors, administrators or estates, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; PROVIDED THAT this indemnity shall not extend to any matter in respect of any willful negligence, willful default, fraud or dishonesty which may attach to any of said persons. Subject to the provisions of the Act and without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Bye-law 166(1). Any repeal or modification of the Bye-law 166(1) shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

         If the proposal is adopted, Bye-law 166(1) in its entirety (showing the changes) and Bye-laws 166(2), 166(3) and 166(4) in their entirety would provide as follows:

         166.(1) The Directors, Secretary and other officers (such term to include, for the purposes of Bye-laws 166(1), 166(2), 166(3) and 166(4), any person appointed to any committee by the Board) for the time being and each such person who is or was or had agreed to become a Director or officer of the Company and each such person who is or was serving or who had agreed to serve as an employee or agent of the Company or as a Director, officer, employee or agent of another company, corporation, partnership, joint venture, trust or other enterprise in which the Company is or was engaged acting in relation to any of the affairs of the Company and every auditor for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, purported to be done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, or on behalf of the Company or purportedly on behalf of the Company, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons. Subject to the provisions of the Act and without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person which provide for indemnification greater or different that than provided in this Bye-law.

           166.(2) Each Member agrees to waive and release any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or officer on account of any act done, purported to be done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts by such Director or officer, or the failure of such Director or officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or officer.

           166.(3) The indemnity provided by Bye-law 166(1) above shall extend, as a matter of contract between each Member and each former Director and officer of the Company and their heirs, executors and administrators, to any act done, purported to be done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts by the former Directors and officers of the Company. The waiver of claims or right of action by each Member provided by Bye-law 166(2) above shall extend, as a matter of contract between each Member and each former Director and officer of the Company and their heirs, executors and administrators, to any act done, purported to be done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts by the former Directors and officers of the Company.

           166.(4) Any repeal or modification of Bye-laws 166(1), 166(2), 166(3) and 166(4) shall not adversely affect any right or protection existing under Bye-laws 166(1), 166(2), 166(3) and 166(4) immediately prior to such repeal or modification.

                                                                       EXHIBIT B

         Bye-law 146, proposed to be removed in its entirety, currently provides as follows:

         146. (1) Whenever the Board or the Company in general meeting has resolved that a dividend be paid or declared on any class of the share capital of the Company, the Board may further resolve either:

         (a) that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that the shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if the Board so determines) in cash in lieu of such allotment. In such case, the following provisions shall apply:

                  (i) the basis of any such allotment shall be determined by the Board;

                  (ii) the Board, after determining the basis of allotment, shall give not less than two (2) weeks' notice in writing to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

                  (iii) the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and

                  (iv) the dividend (or that part of the dividend to be satisfied by the allotment of shares as aforesaid) shall not be payable in cash on shares in respect whereof the cash election has not been duly exercised ("the non-elected shares") and in satisfaction thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the non-elected shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account other than the Subscription Rights Reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the non-elected shares on such basis; or

          (b) that the shareholders entitled to such dividend shall be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the Board may think fit. In such case, the following provisions shall apply:

                  (i) the basis of any such allotment shall be determined by the Board;

                  (ii) the Board, after determining the basis of allotment, shall give not less than two (2) weeks' notice in writing to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

                  (iii) the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and

                  (iv) the dividend (or that part of the dividend in respect of which a right of election has been accorded) shall not be payable in cash on shares in respect whereof the share election has been duly exercised ("the elected shares") and in lieu thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the elected shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account other than the Subscription Rights Reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the elected shares on such basis.

         (2) (a) The shares allotted pursuant to the provisions of paragraph (1) of this Bye-law shall rank pari passu in all respects with shares of the same class (if any) then in issue save only as regards participation in the relevant dividend or in any other distributions, bonuses or rights paid, made, declared or announced prior to or contemporaneously with the payment or declaration of the relevant dividend unless, contemporaneously with the announcement by the Board of their proposal to apply the provisions of sub-paragraph (a) or (b) of paragraph (2) of this Bye-law in relation to the relevant dividend or contemporaneously with their announcement of the distribution, bonus or rights in question, the Board shall specify that the shares to be allotted pursuant to the provisions of paragraph (1) of this Bye-law shall rank for participation in such distribution, bonus or rights.

         (b) The Board may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to the provisions of paragraph (1) of this Bye-law, with full power to the Board to make such provisions as it thinks fit in the case of shares becoming distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are aggregated and sold and the net proceeds distributed to those entitled, or are disregarded or rounded up or down or whereby the benefit of fractional entitlements accrues to the Company rather than to the members concerned). The Board may authorise any person to enter into on behalf of all Members interested, an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made pursuant to such authority shall be effective and binding on all concerned.

         (3) The Company may upon the recommendation of the Board by ordinary resolution resolve in respect of any one particular dividend of the Company that notwithstanding the provisions of paragraph (1) of this Bye-law a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

         (4) The Board may on any occasion determine that rights of election and the allotment of shares under paragraph (1) of this Bye-law shall not be made available or made to any shareholders with registered addresses in any territory where, in the absence of a registration statement or other special formalities, the circulation of an offer of such rights of election or the allotment of shares would or might, in the opinion of the Board, be unlawful or impracticable, and in such event the provisions aforesaid shall be read and construed subject to such determination. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.

         (5) Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in general meeting or a resolution of the Board, may specify that the same shall be payable or distributable to the persons registered as the holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable or distributable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any such shares. The provisions of this Bye-law shall mutatis mutandis apply to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

         Bye-law 148, proposed to be amended, currently provides as follows:

         148. The Company may, upon the recommendation of the Board, at any time and from time to time pass an ordinary resolution to the effect that it is desirable to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund (including the profit and loss account) whether or not the same is available for distribution and accordingly that such amount be set free for distribution among the Members or any class of members who would be entitled thereto if it were distributed by way of dividend and in the same proportions, on the footing that the same is not paid in cash but is applied either in or towards paying up the amounts for the time being unpaid on any shares in the Company held by such Members respectively or in paying up in full unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid up among such members, or partly in one way and partly in the other, and the Board shall give effect to such resolution provided that, for the purposes of this Bye-law and subject to Section 40(2A) of the Act, a share premium account and any reserve or fund representing unrealised profits, may be applied only in paying up in full unissued shares of the Company to be allotted to such Members credited as fully paid. In carrying sums to reserve and in applying the same the Board shall comply with the provisions of the Act.

         If the proposal is adopted, Bye-law 148 in its entirety would provide as follows:

         148.(1) The Board may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company's share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for dividend or distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

         (2) The Board may resolve to capitalise any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution."

                                                                       EXHIBIT C

         Bye-law 157, proposed to be amended, currently provides as follows:

         157. If the office of auditor becomes vacant by the resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall as soon as practicable convene a special general meeting to fill the vacancy.

         If the proposal is adopted, Bye-law 157 in its entirety (showing the changes) would provide as follows:

         157. If the office of auditor becomes vacant by the resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness, other disability or other circumstances at a time when his services are required, the Directors may fill the vacancy.

                     CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
         PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS--MAY 15, 2002
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby constitutes and appoints Fredric T. Klinkhammer, Nicolas G. Trollope and Kevin Butler, or any of them acting singly, with the power of substitution in any of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock of Central European Media Enterprises Ltd. (the "Company") held of record by the undersigned on April 1, 2002 at the Annual General Meeting of Shareholders to be held at the offices of Conyers Dill & Pearman, Clarendon House, 2 Church Street, Hamilton, Bermuda, on May 15, 2002, at 10:00 A.M. and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

1. The election of eight directors nominated by the Board of Directors to serve until the next Annual General Meeting of Shareholders:

         [ ]  FOR all nominees listed below   [ ] WITHHOLD AUTHORITY to vote
              (except as indicated below)         for the nominees listed below

RONALD S. LAUDER, FREDERIC T. KLINKHAMMER, NICOLAS G. TROLLOPE, JACOB Z. SCHUSTER, MARIE-MONIQUE STECKEL, ALFRED LANGER, CHARLES R. FRANK, JR., HERBERT
A. GRANATH.

INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name on this line:

         ---------------------------------------------------------------

2. The approval of a proposal to amend the Company's Bye-Laws concerning the indemnification provided by the Company to the Company's directors and officers.

         [_]    FOR                   [_]  AGAINST             [_]    ABSTAIN

3. The approval of a proposal to amend the Company's Bye-Laws to authorize the Company's Board of Directors, in its discretion and from time to time, to issue additional shares of the Company's Class A Common Stock, par value $0.08 per share and Class B Common Stock, par value $0.08 per share to the Company's shareholders as a share dividend.

         [_]    FOR                   [_]  AGAINST             [_]    ABSTAIN

4. The approval of a proposal to amend the Company's Bye-laws authorizing the Company's Board of Directors to fill any vacancy in the office of the Company's auditors.

         [_]    FOR                   [_]    AGAINST           [_]    ABSTAIN

5. The adoption of the financial statements of the Company and the auditors' report thereon for the Company's fiscal year ended December 31, 2001.

         [_]    FOR                   [_]    AGAINST           [_]    ABSTAIN

6. The appointment of Arthur Andersen as independent auditors of the Company for the 2002 fiscal year and the authorization of the Board of Directors to approve the auditors' fee.

         [_]    FOR                   [_]    AGAINST           [_]    ABSTAIN

         This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted (i) FOR the election of the eight named individuals as directors, (ii) FOR the approval of the amendment to the Bye-laws concerning the indemnification of the Company's officers and directors, (iii) FOR the approval of the amendment to the Bye-laws authorizing the Company's Board of Directors, in its discretion and from time to time, to issue additional shares of the Company's Class A Common Stock, par value $0.08 per share and Class B Common Stock, par value $0.08 per share to the Company's shareholders as a share dividend, (iv) FOR the approval of the amendment to the Bye-laws authorizing the Company's Board of Directors to fill any vacancy in the office of the Company's auditors, (v) FOR the adoption of the financial statements of the Company and the auditors' report thereon for the Company's fiscal year ended December 31, 2001, and (vi) FOR the appointment of Arthur Andersen as independent auditors of the Company for the 2002 fiscal year and the authorization of the Board of Directors to approve the auditors' fee.

         Shares cannot be voted unless this proxy card is signed and returned or shares are voted by telephone or in person at the Annual General Meeting.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on May 15, 2002, and the Proxy Statement, dated April 18, 2002 prior to the signing of this proxy.

                       Dated _____________________ , 2002

         Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. When a proxy is given by a partnership, it should be signed in the partnership name by an authorized person.

        PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY IN THE ENCLOSED
                                   ENVELOPE.



                                       2